Exhibit 10.23

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LETTER WAIVER

Dated as of June 10, 2014

MMS Funding LLC

c/o Life Sciences Alternative Funding LLC

50 Main Street, Suite 1000

White Plains, New York 10606

Attention: Richard Gumer and Stephen DeNelsky

E-mail: rich@lsafunding.com; steve@lsafunding.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Jennifer C. Berrent and George W. Shuster, Jr.

E-mail: Jennifer.Berrent@wilmerhale.com; George.Shuster@wilmerhale.com

RE:	Loan Agreement, dated as of June 25, 2013, between MMS Funding LLC, successor in interest to Life Sciences Alternative Funding LLC, as Lender (“Lender” or “you”), and Mevion Medical Systems, Inc., as Borrower (“Borrower”), as amended by Amendment No. 1 to the Loan Agreement, dated as of February 7, 2014, between Lender and the Borrower and by the Letter Agreement dated as of February 7, 2014 between the Borrower and Lender, (such Loan Agreement, as so amended, the “Loan Agreement”)

Ladies and Gentlemen:

We refer to the Loan Agreement. Capitalized terms not otherwise defined in this letter agreement (this “Letter Waiver”) have the same meanings as specified in the Loan Agreement; references to Articles, Sections, Schedules or Exhibits are references to Articles, Sections, Schedules or Exhibits to the Loan Agreement.

1. Background

Borrower is party to contracts referenced on Annex 1 hereto (the “Affected Contracts”) (A) pursuant to which (i) the Contract Parties thereto are beneficiaries of Rights of Setoff against future amounts payable to Borrower or its Subsidiaries (as listed under Part 1 of Annex 1) (each a “Setoff”), (ii) the Contract Parties thereto have a field of exclusivity (as listed under Part 2 of Annex 1) (each, “Exclusivity”), or (iii) the Contract Parties thereto are beneficiaries of most favored nation provisions (each, a “MFN”) (as listed in Part 3 of Annex 1) or (B) that is or may be deemed to be a Material Contract (as listed in Part 4 of Annex 1) (each, an “MC Affected Contract”). Information was not included (A) relating to the Exclusivity, the MFNs or the Setoffs in the Affected Contracts, as applicable, on Schedule 8.19(k), and accordingly, for such

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

reason alone (except as expressly provided in this Letter Waiver), the representations and warranties made under Section 8.06(a), 8.19(e)(iii) and 8.19(k), and under each Loan Document under which such representations were made, confirmed or repeated, including the certificates delivered on June 25, 2013 and February 7, 2014 pursuant to Section 7.01(m) and Section 7.02(j), respectively (collectively, the “Funding Date Certificates”), were not correct when made, and (B) relating to the MC Affected Contract on Schedule 8.19(a) and accordingly, for such reason alone (except as expressly provided in this Letter Waiver), the representations and warranties made under Section 8.06(a) and 8.19(a), and under each Loan Document under which such representations were made, confirmed or repeated, including the Funding Date Certificates, were not correct when made (such breaches, collectively, the “8.19 Rep Breaches”).

Borrower will restate its annual financial statements for fiscal years 2012 and 2013 based on a corrected September 30, 2011 balance sheet, which restatement is caused by, and which corrections are limited to, [***] which are reflected in the draft restated consolidated balance sheet and related statements of income, stockholders’ equity and cash flows for the years ending September 30, 2012 and September 30, 2013 excerpted from the Borrower’s draft Registration Statement on Form S-1 dated as of June [10], 2014 (the “Draft Restated Financials”), a copy of which is attached hereto as Annex 5 hereto. Solely with respect to (and including, with respect to later occurring periods, as a consequence of) the modifications reflected in the Draft Restated Financials, the Financial Statements, Initial Forecast and all of the other financial information delivered on or in connection with the Tranche A Funding Date, the Tranche B Funding Date and on November 15, 2013, December 24, 2013 and February 12, 2014 pursuant to Section 9.03 were not complete and correct as represented under Section 8.06(a) and Section 8.09, and under each Loan Document under which such representations were made, confirmed or repeated, including without limitation each of the compliance certificates delivered pursuant to Section 9.03(c) (each, a “Compliance Certificate”) on December 24, 2013 and February 12, 2014 and each of the Funding Date Certificates (such breaches, collectively, the “Restated F/S Rep Breaches”).

Each reference to the “MIT License” in the Schedules was incorrect in that such reference failed to include a reference to the First Amendment, dated October 22, 2013, between Massachusetts Institute of Technology and Borrower, a copy of which was delivered to Lender with the Funding Date Certificate dated February 7, 2014. Accordingly, solely with respect to such omission, the representations made with respect to Section 8.06(a) and 8.18 under the Funding Date Certificate dated February 7, 2013, were incorrect (such breach of representation, the “License Reference Breach”).

As Lender is aware, and following, in each case conversations with Lender: (i) Borrower did not deliver the quarterly financial information required to be delivered to Lender pursuant to Sections 9.03(a) for the fiscal quarter ending June 30, 2013 or the compliance certificate required to be delivered to Lender therewith pursuant to Section 9.03(c) because such fiscal quarter ended only five days after the Tranche A Funding Date; (ii) Borrower did not deliver within the time period required the quarterly financial information required to be delivered to Lender pursuant to Sections 9.03(a), or the compliance certificate required to be delivered to Lender therewith pursuant to Section 9.03(c), for the fiscal quarter ending September 30, 2013, and instead delivered on November 15, 2013 drafts of the financial information required to be delivered with respect to such quarter end, and, on December 24, 2013, delivered the audited annual financial information required to be delivered to Lender under 9.03(b) with the compliance certificate required to be delivered therewith pursuant to Section 9.03(c) for the fiscal year ending September 30, 2013; (iii) Borrower did not include statements of stockholders equity in the quarterly financial information delivered to Lender pursuant to Section 9.03(a) for the fiscal quarter ending December 31, 2014; and Borrower did not delivered the quarterly financial information required to be delivered to Lender pursuant to Sections 9.03(a), or the compliance certificate required to be delivered to Lender therewith pursuant to Section 9.03(c), for the fiscal quarter ending March 31, 2104 (the breaches described in the foregoing clauses (i)-(iv), collectively, the “F/S Delivery Breaches”).

The representation that no Default or Event of Default had occurred and is continuing was incorrect [***] (such breaches of representations described in clauses (a) and (b), collectively, the “Certificate Breaches”, and, together with the 8.19 Rep Breaches and the Restated F/S Rep Breaches, the “Representation Breaches”).

2. Events of Default

Each Representation Breach gives rise to an Event of Default under Section 11.01(c), and Borrower’s failure to provide notices of the foregoing as required under Section 9.03(f) and Section 9.08(a), gives rise to Events of Default under Section 11.01(d) and (e), respectively (such Events of Default under Section 11.01(c), (d) and (e) with respect to the Representation Breaches, the “Existing Representation Events of Default”). Each F/S Delivery Breach gives rise to an Event of Default under Section 11.01(d), and Borrower’s failure to provide notices of the foregoing as required under Section 9.08(a), gives rise to an Event of Default under Section 11.01(e) (such Events of Default under Section 11.01(d) and 11.01(e) with respect to the F/S Delivery Breaches, together with the Existing Representation Events of Default, the “Existing Events of Default”).

3. Waiver and Consent

Borrower hereby requests that you waive, effective as of the date hereof, the Existing Events of Default. By your execution of this Letter Waiver, and subject to the terms of this Letter Waiver and in reliance on the representations and warranties and covenants contained herein, you hereby irrevocably and unconditionally waive the Existing Events of Default, effective as of the date hereof.

Borrower hereby requests that Lender consent to the amendment of the Contract with [***] attached as Annex 4 hereto, and Lender hereby irrevocably and unconditionally consents to such amendment.

4. Acknowledgements, Representations and Warranties, and Covenants

Borrower represents and warrants to Lender that (i) the descriptions of the Existing Events of Default set forth in this Letter Waiver are true, correct, and complete, (ii) no Defaults or Events of Default other than the Existing Events of Default have occurred and are continuing as of the date hereof, (iii) Borrower has not breached its obligations with respect to a field of exclusivity, or any “uptime” warranty, afforded any Contract Party under a Material Contract, (iv) Borrower has not received or delivered any notice regarding termination of any Material Contract that is a sole-source supplier contract, [***] (vi) after giving effect to the Letter Agreement, dated as of the date hereof, between Lender and Borrower, Schedule 8.19(a) is complete and accurate, (vii) as of the Tranche B Funding Date, and on the basis of the Draft Restated Financials, the Profit Condition and the Patient Treatment Condition were satisfied, and (viii) since February 7, 2104, no Material Adverse Effect has occurred, and, as of the date of this Agreement, there are no events, circumstance, changes, actions, proceedings or claims pending or threated that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Borrower acknowledges and agrees that, as of May 31, 2014, the principal balance of the outstanding Obligations under the Loan Agreement is at least $30,650,000.00, which amount does not include Fixed Interest and Revenue Participation, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Agreement. Borrower is in compliance with the payment schedule attached hereto as Annex 3. Borrower agrees that it will pay on a timely basis all interest and other amounts due to Lender under the Loan Agreement or other Loan Documents. Borrower hereby agrees to pay Lender a wavier fee of $[***], which fee shall be fully earned upon Lender’s execution and delivery of this Letter Waiver.

Borrower confirms, acknowledges and agrees that all of the Obligations, including those set forth above, are valid and outstanding, and Borrower does not have any rights of Setoff, defenses, claims or counterclaims with respect to any of the Obligations. Borrower hereby indemnifies, holds harmless, and forever releases Lender from any and all Liens, claims, interests and causes of action of any kind or nature that Borrower or any Third Party now has or may hereafter have against Lender that relate to the Loan Agreement or other Loan Documents based on facts existing on or before the date hereof or that are related to or arise in connection with this Letter Waiver, other than a breach hereof by Lender.

Borrower confirms, acknowledges and agrees that, with the exception of the limited waiver described in this Letter Waiver which is subject to the terms and conditions hereof, Lender has now and will have the right to accelerate the Obligations and exercise other rights and remedies based upon the occurrence and continuance of any Event of Default (other than the Existing Events of Default) that occurs, and that this Letter Waiver and the waivers described herein is of substantial value to Borrower. Without limiting the foregoing, Borrower confirms, acknowledges and agrees that any information provided to Lender (or its agents) with respect to the Master Purchase Agreement by and between Mevion Medical Systems, Inc. and Storrington Industries Limited, dated as of May 10, 2012 (the “Storrington Contract”) in connection with this Letter Waiver is not, and shall not be deemed to be a modification of Schedule 8.19(e) and shall be disregarded for determining whether any breach under, or termination of, the Storrington Contract, gives rise to an Event of Default under Section 11.01(l), or whether any modification of the Storrington Contract results in an Event of Default under Section 11.01(e) with respect to a breach of Section 9.11.

The Loan Agreement, the Notes and each of the other Loan Documents, except to the extent of the waiver specifically provided above, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Agreement and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of Borrower Parties under the Loan Documents.

Except as expressly provided herein, the execution and delivery of this Letter Waiver shall not: (i) constitute an extension, modification, or waiver of any term, provision or aspect of, or any right, power or remedy of Lender under, the Loan Agreement or any of the other Loan Documents; (ii) extend the terms of the Loan Agreement or the due date of any of the Obligations; (iii) give rise to any obligation on the part of Lender to extend, amend, waive or otherwise modify any term or condition of the Loan Agreement or any of the other Loan Documents; or (iv) give rise to any defenses or counterclaims to the right of Lender to compel payment of the Obligations or to otherwise enforce its rights and remedies under the Loan Agreement and the other Loan Documents. Except as expressly set forth in the third section of this Letter Waiver, Lender hereby expressly reserves all of its rights and remedies under the Loan Agreement and the other Loan Documents and under applicable Law with respect to the Existing Events of Default and otherwise.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

5. Miscellaneous

If you agree to the terms and provisions of this Letter Waiver, please evidence such agreement by executing and returning a copy of this Letter Waiver by electronic mail, and promptly thereafter by national courier two counterparts of this Letter Wavier, to:

Mevion Medical Systems, Inc.

300 Foster Street

Littleton, Massachusetts 01460

Attention: Chief Financial Officer

E-mail: dmelson@mevion.com

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: Anna E. Dodson

E-mail: adodson@goodwinprocter.com

Without limiting Section 5.02 of the Loan Agreement, Borrower agrees to pay on demand all reasonable costs and expenses of Lender, including but not limited to the reasonable fees and out-of-pocket expenses of counsel to Lender. In partial payment of such fees and expenses, Borrower shall pay Lender on the date of this Letter Waiver an amount equal to $[***] in fees and expenses estimated to have been incurred to date, and Lender will provide Borrower copies of invoices against which such amount shall be applied.

This Letter Waiver is subject to the provisions of Section 13.05 of the Loan Agreement and is a “Loan Document” for all purposes under the Loan Agreement and Loan Documents, including Article XII.

This Letter Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Waiver by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Waiver.

This Letter Waiver shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to any conflict of laws principles that would require application of the Laws of another jurisdiction).

[Signature page follows.]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Very truly yours,

MEVION MEDICAL SYSTEMS, INC.

By:	/s/ Joseph Jachinowski
Name:	Joseph Jachinowski
Title:	President and CEO

Agreed as of the date first above written:

MMS FUNDING LLC

By:	/s/ Ian C. Wildgoose Brown
Name:	Ian C. Wildgoose Brown
Title:	Authorized Person

[Signature Page to Letter Waiver]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONSENT

Dated as of June 10, 2014

The undersigned, Mevion Medical Systems UK, LLC, a Delaware limited liability company, as Guarantor under the Guarantee Agreement and a Grantor under the Security Agreement (the “Guarantor”), each in favor of Lender party to the Loan Agreement referred to in the foregoing Letter Waiver (capitalized terms used herein and not defined herein have the meaning ascribed thereto in such Loan Agreement), hereby consents to such Letter Waiver and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Letter Waiver, each of the Guarantee Agreement and the Security Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (b) the Security Agreement and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations.

MEVION MEDICAL SYSTEMS UK LLC

By:	/s/ Joseph Jachinowski
Name:	Joseph Jachinowski
Title:	President and CEO

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Annex 1

Affected Contracts

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Part 2 (Exclusivity)

Customer/Supplier/Vendor (Contract Date)
Robert Wood Johnson University Hospital (May 4, 2006)	System Build Contract by and between Still River Systems, Inc. and Robert Wood Johnson University Hospital, dated as of May 4, 2006.

Techprecision Corp. (December 4, 2012)	Master Purchase Agreement by and between Mevion Medical Systems, Inc., dated as of December 4, 2012. (Section 4)

Storrington Industries Limited (May 10, 2012)	Master Purchase Agreement by and between Mevion Medical Systems, Inc. and Storrington Industries Limited, dated as of May 10, 2012. (Section 4)

[***]	[***]

[***]	[***]

[***]	[***]

[***][***Two pages redacted***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Annex 2

Summary of Corrections in Draft Restatements

Prior to Fiscal Year 2012

1. Recorded a loss accrual/inventory write-down for BJH due to the $[***] penalty in the amount of $[***]. Of this, $[***] was recorded as a write-down to inventories and the remainder was recorded to accrued contract losses. This was also reflected as an adjustment to the opening accumulated deficit of fiscal year 2012.

2. Approximately $[***] of other miscellaneous adjustment recorded to the opening accumulated deficit for fiscal year 2012.

Fiscal Year 2012

1. $[***] of BJH installation costs that were previously recorded in the statement of operations for fiscal year 2012 were removed from the statement of operations and charged against the accrued contract losses that was established prior to fiscal year 2012 as noted above.

2. Other miscellaneous adjustments netting to an unfavorable statement of operations impact of $[***].

Fiscal Year 2013

1. $[***] of BJH installation costs that were previously recorded in the statement of operations for fiscal year 2013 were removed from the statement of operations and charged against the accrued contract losses that was established prior to fiscal year 2012 as noted above.

2. $[***] of favorable contract loss adjustments for [***] that were recorded to the statement of operations in fiscal year 2013 had $[***] pushed back to September 30, 2011. The remaining $[***] was for the [***] that the Company had excluded from its loss accrual assessment but feels should now be recorded after further review of the contract.

3. Other miscellaneous adjustments netting to an unfavorable statement of operations impact of $[***].

4. A balance sheet reclassification adjustment to accumulated deficit from additional paid in capital of $[***] to reflect the excess of fair value over carrying value for preferred stock that was forced to convert to common stock during fiscal year 2013.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Annex 3

Updated Payment Schedule

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Annex 4

[***] Contract Amendment

[***][***Three pages redacted***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Annex 5

Restated Financial Statements

Mevion Medical Systems, Inc. and Subsidiaries

Index to Consolidated Financial Statements

Pages
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of September 30, 2013 and 2012 and as of March 31, 2014 (unaudited), Actual and Pro Forma	F-4
Consolidated Statements of Operations for the Years Ended September 30, 2013 and 2012 and the Six Months Ended March 31, 2014 and 2013 (unaudited)	F-5
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended September 30, 2013 and 2012 and the Six Months Ended March 31, 2014 (unaudited)	F-6
Consolidated Statements of Cash Flows for the Years Ended September 30, 2013 and 2012 and the Six Months Ended March 31, 2014 and 2013 (unaudited)	F-9
Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mevion Medical Systems, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Mevion Medical Systems, Inc. and Subsidiaries as of September 30, 2013, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mevion Medical Systems, Inc. and Subsidiaries as of September 30, 2013, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Boston, Massachusetts

June 10, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mevion Medical Systems, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Mevion Medical Systems, Inc. and Subsidiaries as of September 30, 2012, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mevion Medical Systems, Inc. and Subsidiaries as of September 30, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado

June 10, 2014

Mevion Medical Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	September 30, 2013	September 30, 2012	March 31, 2014	Pro Forma March 31, 2014
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,058	$19,084	$18,559	$18,559
Accounts receivable	—	—	1,086	1,086
Inventories	39,819	26,539	47,041	47,041
Deposits on inventory purchases	1,858	3,729	1,481	1,481
Prepaid expenses	366	356	610	610
Other current assets	19	75	255	255

Total current assets	54,120	49,783	69,032	69,032
Property and equipment, net	6,072	5,178	5,756	5,756
Deferred financing costs, net	1,035	—	1,243	1,243
Other assets	183	198	162	162

Total Assets	$61,410	$55,159	$76,193	$76,193
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,104	$2,938	$3,111	$3,111
Accrued expenses	934	585	845	845
Accrued compensation and benefits	1,883	1,484	1,883	1,883
Deferred revenue	—	—	4,052	4,052
Customer deposits	38,040	38,630	50,540	50,540
Contract loss accruals	2,234	2,086	3,938	3,938
Other liabilities	—	—	4,720	4,720
Accrued financing fees, current portion	128	—	171	171

Total current liabilities	45,323	(45,723	69,260	69,260
Long-term liabilities:
Long term debt, net	19,817	—	29,635	29,635
Deferred revenue	357	357	1,329	1,329
Accrued financing fees, net of current portion	246	—	753	753
Warrant liability	1,787	1,278	3,529	—
Other non-current liabilities	244	143	264	264

Total liabilities	67,774	(47,501	104,770	101,241

Commitments and contingencies (Note 15)
Redeemable convertible preferred stock, $0.01 par value—aggregate liquidation preference of $158,131, $140,958, and $158,131 at September 30, 2013, September 30, 2012, and March 31, 2014 (unaudited), respectively	155,533	(138,263	155,914	—
Stockholders’ deficit:
Common stock, $0.001 par value—authorized 12,000 shares; issued and outstanding, 471 shares, 141 shares, 473 shares, and 9,377 shares at September 30, 2013, September 30,2012, March 31, 2014 (unaudited), and March 31, 2014 pro forma (unaudited), respectively	—	—	—	9
Additional paid-in capital	1,147	492	903	160,337
Accumulated deficit	(163,044)	(131,097)	(185,394)	(185,394)

Total stockholders’ deficit	(161,897)	(130,605)	(184,491)	(25,048)

Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit	$61,410	$55,159	$76,193	$76,193

See accompanying notes to consolidated financial statements.

Mevion Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	September 30,		Six Months Ended March 31,
	2013	2012	2014	2013
			(unaudited)
Revenue	$—	$—	$—	$—
Cost of revenue	—	—	4,408	—

Gross loss	—	—	(4,408)	—
Operating expenses:
Research and development	26,155	18,921	8,614	10,846
Selling and marketing	3,779	2,473	1,660	1,768
General and administrative	7,804	7,276	4,009	4,154

Total operating expenses	37,738	28,670	14,283	16,768
Gain on termination of contracts	—	750	—	—

Loss from operations. Other income (expense):	(37,738)	(27,920)	(18,691)	(16,768)
Interest expense	(1,117)	(144)	(1,897)	(150)
(Loss) gain on revaluation of warrants	(44)	1,514	(1,742)	(3)
Other (expense) income, net	(7)	14	(20)

Total other (expense) income, net	(1,168)	1,384	((3,659)	(153)

Net loss	(38,906)	(26,536)	(22,350)	(16,921)
Accretion of redeemable convertible preferred stock to redemption value	(659)	(572)	(381)	(296)
Gain on extinguishment of redeemable convertible preferred stock	6,959	—	—	—

Net loss attributable to common stockholders	$(32,606)	$(27,108)	$(22,731)	$(17,217)

Net loss per share attributable to common stockholders—basic and diluted	$(118.68)	$(207.10)	$(49.00)	$(129.02)

Weighted-average common shares used in computing net loss per share attributable to common stockholders—basic and diluted	275	131	464	133

Pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)	$(4.60)		$(2.39)

Pro forma weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted (unaudited)	8,465		9,368

See accompanying notes to consolidated financial statements.

Mevion Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Series E Redeemable Convertible Preferred Stock		Series D-1 Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, September 30, 2011	—	$—	827	$11,561	2,915	$49,727	72	$4,700	119	$10,081	161	$16,850	133	$—	$641	$(104,561)	$(103,920)
Issuance of restricted common stock		—	—	—	—	—	—	—	—	—	—		8	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3	—	3
Exercise of warrants to purchase Series D-1 preferred stock		—	5	44	—	—	—	—	—							—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	420	—	420
Issuance of Series E preferred stock, net of issuance costs	2,802	44,728	—	—	—			—	—	—	—				—	—	—
Accretion of preferred stock to redemption value		36	—	473		54	—	—	—	—	—	9	—	—	(572)		(572)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(26,536)	(26,536)

Balance, September 30, 2012	2,802	$44,764	832	$12,078	2,915	$49,781	72	$4,700	119	$10,081	161	$16,859	141	$—	$492	$(131,097)	$(130,605)

Mevion Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Series E Redeemable Convertible Preferred Stock		Series D-1 Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Numberof Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, September 30, 2012	2,802	$44,764	832	$12,078	2,915	$49,781	72	$4,700	119	$10,081	161	$16,859	141	$—	$492	$(131,097)	$(130,605)
Issuance of restricted common stock	—	—	—	—	—	—	—	—	—	—	—	—	7	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	446	—	446
Issuance of Series E preferred stock, net of issuance costs	1,557	24,438	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	110	—	482	—	51	—	—	—	—	—	16	—	—	(659)	—	(659)
Gain on extinguishment and conversion of preferred stock	(19)	(305)	—	—	(145)	(2,500)	—	—	(29)	(2,405)	(25)	(2,617)	323	—	868	6,959	7,827
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,906)	(38,906)

Balance, September 30, 2013	4,340	$69,007	832	$12,560	2,770	$47,332	72	$4,700	90	$7,676	136	$14,258	471	$—	$1,147	$(163,044)	$(161,897)

Mevion Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Series E Redeemable Convertible Preferred Stock		Series D-1 Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, September 30, 2013	4,340	$69,007	832	$12,560	2,770	$47,332	72	$4,700	90	$7,676	136	$14,258	471	$–	$1,147	$(163,044)	$(161,897)
Exercise of stock options (unaudited)	–	–	–	–	–	–	–	–	–	–	–	–	2	–	8	–	8
Stock-based compensation (unaudited)	–	–	–	–	–	–	–	–	–	–	–	–	–	–	129	–	129
Accretion of preferred stock to redemption value (unaudited)	–	104	–	248	–	26	–	–	–	–	–	3	–	–	(381)	–	(381)
Net loss (unaudited)	–	–	–	–	–		–	–	–	–	–	–	–	–	–	(22,350)	(22,350)

Balance, March 31, 2014 (Unaudited)	4,340	$69,111	832	$12,808	2,770	$47,358	72	$4,700	90	$7,676	136	$14,261	473	$–	$903	$(185,394)	$(184,491)

See accompanying notes to consolidated financial statements.

Mevion Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended September 30,		Six Months Ended March 31,
	2013	2012	2014	2013
			(unaudited)
Cash flows from operating activities:
Net loss	$(38,906)	$(26,536)	$(22,350)	$(16,921)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	446	420	129	251
Depreciation and amortization	2,122	1,658	1,211	1,038
Loss on disposal of property and equipment	79	15	86	85
Provision for inventory write-downs	1,916	402	988	—
Amortization of deferred financing fees	68	—	107	—
Gain (loss) on revaluation of warrants	44	(1,514)	1,742	—
Non-cash interest expense	442	—	434	10
Changes in assets and liabilities:
Accounts receivable	—	—	(1,086)	—
Inventories	(17,197)	(13,347)	(8,737)	(10,447)
Deposits on inventory purchases	1,871	(2,108)	377	1,420
Prepaid expenses and other current assets	45	39	(480)	(194)
Other long term assets	126	(198)	10	24
Accounts payable	(445)	1,001	1,007	(824)
Accrued expenses	748	799	(117)	(88)
Customer deposits	(590)	16,460	12,500	2,062
Deferred revenue	—	—	5,022	—
Contract loss accruals	147	(640)	1,706	(537)
Other liabilities	(74)	(282)	4,703	171

Net cash used in operating activities	(49,158)	(23,831)	(2,748)	(23,950)
Cash flows from investing activities:
Purchases of property and equipment	(1,050)	(2,298)	(444)	(1,080)

Net cash used in investing activities	(1,050)	(2,298)	(444)	(1,080)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	20,000	—	10,000	—
Proceeds from issuance of convertible notes payable	10,000	5,000	—	10,000
Proceeds from issuance of Series E preferred stock and warrants, net	14,285	39,008	—
Payments for long-term debt financing costs	(1,103)	—	(315)	—
Proceeds from the exercise of stock options and warrants	—	3	8	—
Repayment of capital lease obligation	—	(9)	—	—

Net cash provided by financing activities	43,182	44,002	9,693	10,000

Net (decrease) increase in cash and cash equivalents	(7,026)	17,873	6,501	(15,030)
Cash and cash equivalents, beginning of period	19,084	1,211	12,058	19,084

Cash and cash equivalents, end of period	$12,058	$19,084	$18,559	$4,054

Supplemental disclosure of cash flow information:

Cash paid for interest	$626	$—	$1,389	$—

Supplemental disclosure of noncash investing and financing activities:
Conversion of notes payable and accrued interest to preferred stock	$10,229	$5,174	$—	$—

Conversion of preferred stock to common stock	$7,827	$—	$—	$—

Conversion of accounts payable to preferred stock	$389	$546	$—	$—

Inventory transferred to property and equipment, net	$2,001	$1,020	$524	$28

Accretion of preferred stock to redemption value	$659	$572	$381	$296

Gain on extinguishment of preferred stock	$6,959	$—	$—	$—

Debt discount	$374	$—	$578	$—

Asset retirement obligation establishment	$155	$—	$—	$—

Reclassification of fair value of liability-classified warrants upon exercise	$—	$44	$—	$—

See accompanying notes to consolidated financial statements.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

1.	BACKGROUND AND ORGANIZATION

Mevion Medical Systems, Inc. and Subsidiaries (the “Company”), a medical technology company headquartered in Littleton, Massachusetts, was incorporated in the state of Delaware on February 26, 2004. The Company is engaged in the development, sale, and service of proton beam radiation therapy systems. The Company has two wholly-owned subsidiaries, Mevion Medical Systems Asia, K.K., and Mevion Medical Systems UK LLC, which were incorporated in September 2008 and May 2012, respectively. The Company reports its financial condition and results of operations on a fiscal year basis ending on September 30th of each year.

Since inception, the Company has devoted substantially all of its efforts toward product research and development, initial sales and market development, raising capital and preparing for the production and shipment of the MEVION S250, which is a proton radiation therapy device not customized to customer specifications. In March of 2012, the Company was granted the CE mark to sell its products in the European Community countries. In July of 2012, the Company was granted 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) to sell its products domestically. On December 13, 2013, the MEVION S250 received its first clinical acceptance at a customer site and the first patient treatment with that system was performed on December 19, 2013. Upon the first patient treatment, the Company exited the development stage.

Liquidity

The Company has funded its operations primarily through the issuance of preferred stock, debt, and payments from customers. As of March 31, 2014, the Company had an accumulated deficit of $185,394. The Company believes that its cash resources of $18,559 at March 31, 2014, will be sufficient to allow the Company to fund its current operating plan through December 31, 2014. As the Company continues to incur losses, transition to profitability is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. The Company may never achieve profitability, and unless and until doing so, the Company will continue to need to raise additional capital. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company or if at all.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as described below and elsewhere in the accompanying notes to the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The functional currency of all its foreign wholly-owned subsidiaries is the U.S. dollar and therefore the Company has not recorded any currency translation adjustments.

Foreign Currency

The foreign currency translation gains and losses resulting from exchange rate fluctuations of transactions denominated in a currency other than functional currency are included in other (expense) income in the consolidated statements of operations. Such amounts are not material for fiscal 2013 and fiscal 2012 and the six months ended March 31, 2014 and 2013.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of expenses during the reporting period. Such management estimates include those relating to revenue recognition, inventory write-downs to reflect net realizable value, assumptions used in the valuation of stock-based awards and warrants, accruals for contract losses, and valuation allowances against deferred tax assets. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2014, statements of operations and of cash flows for the six months ended March 31, 2014 and 2013, and the statements of changes in redeemable convertible preferred stock and stockholders’ deficit for the six months ended March 31, 2014 are unaudited. The interim unaudited consolidated financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2014 and the results of its operations and its cash flows for the six months ended March 31, 2014 and 2013. The financial data and other information disclosed in these notes related to the six months ended March 31, 2014 and 2013 are also unaudited. The results for the six months ended March 31, 2014 are not necessarily indicative of results to be expected for the year ending September 30, 2014, any other interim periods, or any future year or period.

Unaudited Pro Forma Information

Upon the completion of a qualified initial public offering (“IPO”), all of the redeemable convertible preferred stock (see Note 7) will automatically convert into 8,904 shares of common stock. The accompanying unaudited pro forma balance sheet as of March 31, 2014 has been prepared to give effect to such conversions as if the conversions had occurred on March 31, 2014. In addition, the preferred stock warrant of $3,529 has been reclassified to additional paid-in capital. Unaudited pro forma basic and diluted net loss per share allocable to common stockholders for the year ended September 30, 2013 and the six months ended March 31, 2014 has been prepared to give effect to the conversions as if the conversions had occurred on October 1, 2012 or the date of issuance, if later.

Revenue Recognition

The Company’s product contains both software and non-software components that together deliver essential functionality. As a result, the Company will recognize revenue for product sales under the non-software accounting guidance. Sales generally involve multiple deliverables of equipment, installation and related services. At the inception of a sales agreement, the Company allocates the contract value to each deliverable based on its relative selling price.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company determines selling prices using vendor specific objective evidence (“VSOE”), if it exists, or third party evidence (“TPE”). If neither VSOE nor TPE exists for a deliverable, the Company uses estimated selling price (“ESP”). VSOE is generally limited to the price charged when the same or similar products or services are sold separately or, if applicable, the stated substantive renewal rate in the agreement. TPE is determined based on the prices charged by competitors for a similar deliverable when sold separately. Typically, the Company is not able to use TPE as it is difficult to obtain sufficient information on competitor pricing. If the Company is unable to establish selling price using VSOE or TPE, the Company uses ESP. The objective of ESP is to determine the price at which the Company would sell a product or service on a standalone basis.

In order to determine ESP, the Company considers the cost to produce the deliverable, the anticipated margin on that deliverable, the selling price and profit margin for similar parts and the Company’s ongoing pricing strategy and policies.

The Company will recognize revenue related to equipment when title and risk of loss is passed to the customer, provided that there is persuasive evidence of an arrangement, the sales price is fixed or determinable, collection of the related receivable is reasonably assured and customer acceptance criteria have been successfully demonstrated. The Company does not sell any products that are designed to customer specifications.

The Company’s sales contracts, which require that the Company perform the installation, transfer title and risk of loss to the customer once the installation of the product is completed and the customer has accepted the product. Products that are sold with customer acceptance criteria are classified as either “new” or “established” products. Products are initially classified as new and are only classified as established once post customer acceptance provisions have been determined to be routine and there is a demonstrated history of achieving the final acceptance provisions without extraordinary effort. In determining when a proton radiation system is considered “established”, the Company considers the following factors: (i) achieving the satisfactory uptime performance of installed systems and (ii) experiencing clinical commissioning post customer acceptance with minimal Company support. The Company believes that reaching these criteria at several customer sites will demonstrate that there are no material uncertainties regarding customer acceptance of the system.

For established proton radiation systems, the Company will recognize revenue when the customer accepts the installed unit and title and risk of loss transfers to the customer, provided all other revenue recognition criteria have been met. Customer acceptance is defined as the point when the installation has been completed and the customer acknowledges that the unit operates in accordance with the contractually defined specifications. For contracts of proton radiation systems considered to be new or containing post customer acceptance milestones with substantive performance conditions, product revenue will be recorded upon the achievement of such performance conditions.

Typically, sales agreements include payment milestones that extend beyond the point of customer acceptance and generally represent 20% or less of the total contract value. These milestones are essentially payment holdbacks based on the customer achieving their work requirements and any efforts required by the Company are normally perfunctory. The Company will exclude these holdbacks from the revenue that will be recorded upon customer acceptance. Revenue from post customer acceptance milestones will be recognized as those milestones are achieved. To the extent that any contract contains a post customer acceptance milestone with substantive performance conditions, no revenue will be recognized until all such performance conditions are met.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

For proton radiation systems that the Company does not install, such as those sold to distributors who are trained, responsible for installation and have a demonstrated track record of installing without Company support, the Company will recognize product revenue upon delivery of the final system component to the distributor, provided that title and risk of loss have passed to the distributor with no rights of return and any distributor acceptance criteria have been met. The Company’s sales contracts with distributors generally provide for the distributor to accept title and risk of loss once the final component is shipped by the Company to the distributor, which is normally 12 to 18 months before installation is completed by the distributor. Revenue will not be recognized in excess of milestones payments billed. For sales to distributors with acceptance criteria that are not successfully demonstrated upon delivery, revenue will be recognized upon the distributor’s customer acceptance similar to when the Company is responsible for installation.

The Company generally receives non-refundable milestone payments that are initially recorded as customer deposits on the balance sheet. When a customer fails to perform its contractual obligations and such failure continues after notice of breach and a cure period, the Company may terminate the contract and the customer may be liable for contractual damages. At the time of termination, the Company includes in income from operations any non-refundable deposits, deferred revenue, deferred costs and any costs associated with terminating the contract including excess inventory or unrecoverable vendor advances.

With each MEVION S250, the Company provides a warranty that normally ranges from 12 to 24 months and may be extended for a limited number of additional months subject to certain performance criteria. The warranty includes not only the costs to repair and replace defective parts, but also any costs of required maintenance during the warranty period. The Company separates the estimated value of these services and will recognize the revenue on a straight-line basis over the warranty period.

The Company will classify shipping and handling charges as revenue and the related costs in cost of revenue.

Deferred revenue includes amounts that have been billed per the contractual terms but have not yet been recognized as revenue.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. Because of their short maturity, the carrying amount of these financial instruments approximates fair value.

The Company’s financial instruments also include long-term debt, for which the carrying value approximates fair value at September 30, 2013 and March 31, 2014 as the long-term debt was recently obtained and the interest rates approximate market rates. The disclosure of the estimated fair value of the long-term debt was determined using level 2 inputs in the fair value hierarchy (Note 8).

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents primarily consist of investments in money market accounts.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. Concentration of credit risk, with respect to cash and cash equivalents, is limited because the Company places its investments in highly rated institutions.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventory costs are stated at the lower of cost or market. Certain manufacturing and installation costs incurred prior to the commencement of commercial operations are included in research and development expenses in the consolidated statements of operations.

Management assesses the recoverability of inventory based on types and levels of inventory, estimated inventory costs related to incomplete contracts as compared to expected contract revenue, product life cycle, and changes in technology. Inventory write-downs are based upon the age of the inventory, estimated net realizable value, and other significant management judgments concerning future demands for the inventory. The Company continues to assess the net realizable value of its inventory and could be required to write-off previously capitalized costs upon a change in the various judgments noted above. All inventories, including amounts expected to be on hand for more than one year, are classified as a current asset.

Inventories consist of the following:

	September 30,
	2013	2012	March 31, 2014
			(unaudited)
Raw materials	$15,732	$10,827	$15,350
Work-in-process	24,087	15,712	31,691

	$39,819	$26,539	$47,041

Approximately $16,312, $8,836, and $22,847 of the inventory balance at September 30, 2013 and 2012 and March 31, 2014, respectively, represents the costs of equipment being installed at customer sites.

Property and equipment:

Property and equipment is recorded at cost and depreciated using the straight-line method over its estimated useful life. Property and equipment consisted of the following:

		September 30,
	Estimated Useful Lives	2013	2012	March 31, 2014
				(unaudited)
Property and equipment:
Machinery and equipment	5years	$5,248	$4,384	$5,525
Research and development capital	5years	4,321	2,376	4,579
Leasehold improvements	Lessor of lease term or useful life of asset	2,318	2,140	2,318
Computer hardware and office equipment	3-5years	964	842	1,069
Software	3-5years	653	631	656
Furniture and fixtures	5years	411	279	411
Construction in progress		75	411	129

		13,990	11,063	14,687
Less: accumulated depreciation and amortization		(7,918)	(5,885)	(8,931)

		$6,072	$5,178	$5,756

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation and amortization expense for fiscal 2013 and fiscal 2012 and the six months ended March 31, 2014 and 2013 was $2,078, $1,658, $1,199 and $1,013, respectively.

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Company’s consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense when incurred while the costs of significant improvements, which extend the life of the underlying asset, are capitalized.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and Development Costs

Expenditures, including payroll, contractor expenses, and supplies, for research and development of products and manufacturing processes are expensed as incurred.

Software development costs incurred subsequent to establishing technological feasibility are capitalized through the general release of the products that contain the embedded software elements. Technological feasibility is demonstrated by the completion of a working model. The Company has not capitalized any software development costs as of March 31, 2014 since the costs incurred subsequent to achieving technological feasibility and completing the research and development for the hardware components were immaterial.

Segment Information

The Company operates in one business segment, which is the manufacturing, sale and service of proton radiation therapy systems. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. To date, the chief operating decision maker has made such decisions and assessed performance at the company level, as one segment. The Company’s chief operating decision maker is the Chief Executive Officer.

Asset Retirement Obligation

The Company records obligations associated with its lease obligations, the retirement of tangible long-lived assets and the associated asset-retirement costs in accordance with authoritative guidance on asset retirement obligations. The Company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and/or normal use of assets. If it is determined that a legal obligation exists, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. When the

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

liability is initially recorded, the Company capitalizes the cost of the asset retirement obligation. Over time, the liability is accreted to its present value, and the capitalized cost associated with the retirement obligation is depreciated over the useful life of the related asset.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Income Taxes

The Company assesses income taxes for federal, state, local and foreign jurisdictions. Income taxes are accounted for under the liability method. Deferred taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. Due to uncertainty of realization of the tax benefits, the Company has provided a valuation allowance for the full amount of its net deferred tax assets.

The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates these tax positions on an annual basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense (see Note 10).

The Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

Debt Financing Costs and Discounts

Direct and incremental costs, as well as debt discounts, incurred in obtaining loans or in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements using the effective interest rate method.

Redeemable Convertible Preferred Stock

The Company reviews the rights and preferences of its equity securities for any changes in terms, rights or preferences to determine if such change is a modification or an extinguishment. The Company evaluates amendments to equity securities using a qualitative method which considers the business purpose for the

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

amendment and whether it adds, deletes or significantly changes a substantive contractual term or the nature of the equity securities. An amendment that changes a substantive contractual term or fundamentally changes the nature of the share of preferred stock is considered an extinguishment. If considered an extinguishment, the Company accounts for the removal of the carrying value of the old securities and recognizes the new securities at their current fair value in accordance with the guidance in ASC 470-50, Debt—Modifications and Extinguishments. An amendment that does not meet these criteria is a modification. A modification would be accounted for in accordance with the guidance in ASC 718-20, Compensation—Stock Compensation, in which the Company estimates the fair value of the equity security pre- and post- modification and recognizes the incremental fair value, if any, resulting from the modified terms.

Stock-Based Compensation

The Company accounts for all stock options and awards, including modifications to awards, granted to employees and non-employees, using a fair value method. The Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted. In accordance with the accounting standard, the Company recognizes the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award.

The fair value of common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, an evaluation of benchmark of the Company’s competition, the current climate in the marketplace, the effect of the rights and preferences of the preferred stockholders and the prospects of a liquidity event, among others.

The interest rate was based on the U.S. Treasury bond rate at the date of grant with a maturity approximately equal to expected term. The Company has estimated the expected term of its employee stock options using the “simplified” method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option due to its lack of sufficient historical data. Expected volatility for the Company’s common stock was based on an average of the historical volatility of a peer group of similar public companies. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. In developing a forfeiture rate estimate, the Company has considered its historical experience to estimate pre-vesting forfeitures for service-based awards. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results differ from the Company’s estimates, such amounts will be recorded as an adjustment in the period estimates are revised.

Warrants to Purchase Redeemable Convertible Preferred Stock

The Company reviews the terms of all warrants issued in connection with the applicable accounting guidance and classifies warrants as a long-term liability on the consolidated balance sheets if the warrant may conditionally obligate the Company to transfer assets, including repurchase of the issuer’s shares, at some point in the future. Warrants to purchase shares of redeemable convertible preferred stock meet these criteria and therefore require liability-classification. The Company classifies warrants within stockholders’ equity on the consolidated balance sheets if the warrants are considered to be indexed to the Company’s own stock, and otherwise would be recorded in stockholders’ equity.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Liability-classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense) in the consolidated statements of operations. The Company estimates the fair value of these warrants at issuance and each balance sheet date thereafter using the Black-Scholes option-pricing model as described in the stock-based compensation section above, based on the estimated market value of the underlying redeemable convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends and expected volatility of the price of the underlying redeemable convertible preferred stock.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist. ASU 2013-11 amends the presentation requirements of ASC 740, Income Taxes, and requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets. The ASU is effective for annual periods, and interim periods within those years, beginning after December 15, 2013, which is fiscal 2014 for the Company. The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented. The adoption of this standard did not have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09—Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes most of the existing guidance on revenue recognition in Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In applying the revenue model to contracts within its scope, an entity will need to (i) identify the contract(s) with a customer (ii) identify the performance obligations in the contract (iii) determine the transaction price (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU No. 2014-09 is effective for public entities for annual and interim periods beginning after December 15, 2016. The ASU allows for either full retrospective adoption, where the standard is applied to all of the periods presented, or modified retrospective adoption, where the standard is applied only to the most current period presented in the financial statements. The Company is currently assessing the impact of this standard to its consolidated financial statements.

4.	CUSTOMER CONTRACTS AND CONCENTRATIONS

Customer Revenue and Accounts Receivable

The Company had one customer that accounted for 92% of the accounts receivable balance at March 31, 2014.

Customer Deposits

Customer deposits represent refundable and non-refundable payments from customers upon achievement of certain milestones in the delivery of the product, as defined by individual contracts with the customers. All customer deposits, including those that are expected to be a deposit for more than one year, are classified as

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

4.	CUSTOMER CONTRACTS AND CONCENTRATIONS (continued)

current liabilities. Customer deposits for equipment are initially classified as deposits, and then reclassified to deferred revenue when title and risk of loss passes or services have been provided, but revenue has not been recognized. At September 30, 2013 and 2012, non-refundable deposits from 14 customers totaled $33,040 and $30,630 respectively. At March 31, 2014, non-refundable deposits from 13 customers totaled $47,540.

Refundable deposits at September 30, 2013 and 2012 and March 31, 2014 from two customers, three customers, and one customer totaled $5,000, $8,000, and $3,000, respectively.

In fiscal year 2013, the Company terminated a sales contract and refunded the customer $3,000 of a deposit held by the Company at September 30, 2012. In fiscal year 2012, the Company terminated a sales contract and refunded the customer $250 of a $1,000 deposit. The remaining $750 was recognized as a gain on termination of contracts in the consolidated statements of operations in fiscal year 2012.

5.	DEBT

On June 25, 2013, the Company entered into a Loan Agreement and a Security Agreement (collectively, the “Loan Agreement”) with Life Sciences Alternative Funding LLC (“LSAF”) that includes two tranches at an annual interest rate of 14.75%. The Company will make monthly interest payments at an annual rate of 11.75% and the remaining 3.00% will be added to the principal balance for the first thirty-six months of the Loan Agreement. Beginning in June 2016, the Company will begin repaying the principal balance compounded daily for accrued interest in twenty-four monthly installments. Penalties ranging from 1.00% to 5.00% will be incurred for any outstanding principal prepayments made prior to June 25, 2018. Tranche A was executed on June 25, 2013 and the Company received $20,000 and Tranche B was executed for $10,000 on February 6, 2014.

In executing Tranche B, the term of the loan was extended one year to June 25, 2019 and the Company will begin repaying the outstanding principal balance for Tranches A and B in thirty monthly installments beginning in December 2016.

During the term of the Loan Agreement, the Company will make revenue participation payments to LSAF of 0.30% and 0.15% of the cash collected from its customers for Tranches A and B, respectively, with a maximum amount of $1,000 and $500, respectively. The Company incurred $374 and $578 during fiscal 2013 and the six months ending March 31, 2014, respectively, for the estimated revenue participation payments the Company believes are probable of being paid. The $374 and $578 have been recorded as a discount to the $20,000 and $30,000 long-term debt at September 30, 2013 and March 31, 2014, respectively, and are being accreted over the term of the Loan Agreement using the effective interest rate method. During fiscal year 2013 and the six months ended March 31, 2014, $31 and $45, respectively, of the discount was accreted as interest expense in the consolidated statements of operations. During the six months ended March 31, 2014, $29 of revenue participation payments were made to LSAF. The unamortized balance of the discount at September 30, 2013 and March 31, 2014 was $343 and $876, respectively.

Borrowings under the Loan Agreement may be used for general corporate purposes, including permitted acquisitions. Under the Loan Agreement, all tangible and intangible assets of the Company serve as collateral for borrowings under the Loan Agreement. Any failure to comply with the operating covenants of the Loan Agreement or a change in control of the Company, as defined in the Loan Agreement, would constitute a default, permitting LSAF, among other things, to accelerate repayment of outstanding borrowings, including all accrued interest and fees, and to terminate the Loan Agreement. In May 2014, the Company determined that it had breached certain representations and warranties under the Loan Agreement during the periods presented. In June 2014, the Company secured a waiver covering these breaches.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

5.	DEBT (continued)

In connection with entering into the Loan Agreement, the Company incurred $1,103 and $315 of transaction costs for Tranches A and B, respectively, which have been deferred and are being expensed using the effective interest rate method over the term of the Loan Agreement. Total amortization expense of these transaction costs recognized as interest expense in the consolidated statements of operations in fiscal year 2013 and the six months ended March 31, 2014 was $68 and $107, respectively. The unamortized balance of the deferred financing fees at September 30, 2013 and March 31, 2014 was $1,035 and $1,243, respectively.

The aggregate maturities of long-term debt outstanding at September 30, 2013 and March 31, 2014 are as follows:

Fiscal year	September 30, 2013	March 31, 2014
		(unaudited)
2016	$2,193	$—
2017	9,697	8,004
2018	8,270	12,162
2019	—	10,332

Total	$20,160	$30,498

6.	NOTES PAYABLE TO STOCKHOLDERS

In October 2011, the Company entered into a Note Purchase and Security Agreement with certain stockholders to issue convertible promissory notes for aggregate proceeds up to $10,000. In October 2011, the Company issued $5,000 of these convertible promissory notes with a stated interest rate of 13% per annum and secured by all of the Company’s assets. These notes were immediately convertible into series D-1 redeemable convertible preferred stock (“Series D-1 Preferred Stock”) or into shares of a new class of preferred stock sold in connection with a qualified financing (as defined in the agreement). During fiscal year 2012, the Company recorded interest expense of $174. In January 2012, in connection with the sale of a new class of preferred stock, Series E redeemable convertible preferred stock (“Series E Preferred Stock”), the principal balance and accrued interest of $174 were converted into Series E Preferred Stock.

On February 13, 2013, the Company entered into a Note Purchase Agreement with certain stockholders to issue convertible promissory notes for aggregate proceeds of $10,000. The notes bore interest of 12% per annum and matured in one year, at which time accrued interest would be paid. In the event that the Company consummated a qualified equity financing, as defined in the agreement, then the notes and all accrued interest thereon would automatically convert into the equity securities of such financing. On April 2, 2013, in connection with a sale of Series E Preferred Stock, the principal balance and accrued interest of $229 were converted into Series E Preferred Stock. In fiscal year 2013, the Company recorded interest expense of $229. See Note 7 below for further disclosures of the above note issuances.

7.	STOCKHOLDERS’ DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

Authorized Capital Stock

On April 2, 2013, the Company amended its Certificate of Incorporation via a Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation to increase the number of shares of common stock and Series E Preferred Stock which the Company is authorized to issue to 12,000 and 5,500 shares, respectively.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

7.	STOCKHOLDERS’ DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK (continued)

In addition, the amended Certificate of Incorporation now specifies that if a stockholder does not purchase their pro-rata portion of a qualified financing, as defined therein, then such stockholder’s shares of preferred stock will automatically be converted to common stock.

At September 30, 2013, the Company has reserved shares of common stock for issuance as follows:

Conversion of preferred stock	8,904
Exercise of outstanding stock options	1,046
Available to grant under stock option plans	242
Exercise and conversion of warrants	236
Total	10,428

Common Stock

In fiscal year 2012, the Company granted 8 shares of restricted stock to directors for services performed. The shares had a grant date fair value of $2.69 per share and vest 25% after one year, and then monthly for the remaining vesting period of approximately three years. The Company recorded $7, $1, $3, and $3 of compensation expense related to the vesting of these shares for fiscal years 2013 and 2012 and the six months ended March 31, 2014 and 2013, respectively.

In fiscal year 2013, the Company granted 7 shares of restricted stock to directors for services performed. The shares had a grant date fair value of $2.69 per share and vest 25% after one year, and then monthly for the remaining vesting period of approximately three years. The Company recorded $6, $3, and $3 of compensation expense related to the vesting of these shares for fiscal year 2013 and the six months ended March 31, 2014 and 2013, respectively.

Redeemable Convertible Preferred Stock

Between March 8, 2011 and April 14, 2011, the Company issued 827 shares of Series D-1 Preferred Stock for aggregate proceeds of $14,100, net of issuance costs of $86. In connection with this sale of preferred stock, the Company issued warrants to purchase 165 shares of Series D-1 Preferred Stock with an exercise price of $0.01 per share which expire after at the earliest of (i) five years after issuance, (ii) immediately upon the closing of the Company’s initial public offering of its securities, or (iii) immediately upon the closing of a sale event. Because the warrants allow the holder to purchase redeemable preferred stock, the warrants were classified as liabilities as they embodied a conditional obligation to transfer assets in the future. The Company recorded the warrants at their initial grant-date fair value and allocated the remaining net proceeds to Series D-1 Preferred Stock. In January 2012, 5 of the warrants were exercised and the Company issued Series D-1 Preferred Stock.

Between January 12, 2012 and July 19, 2012, the Company issued 2,802 shares of Series E Preferred Stock for an aggregate purchase price of $44,728, net of issuance costs of $271, of which $39,008 was received in cash, $546 from the cancellation of indebtedness and $5,174 from the conversion of convertible promissory notes and accrued interest.

Between April 25, 2013 and May 22, 2013, the Company issued 1,557 shares of Series E Preferred Stock for an aggregate purchase price of $24,903, net of issuance costs of $97, of which $14,285 was received in cash, $389 from the cancellation of indebtedness and $10,229 from the conversion of convertible promissory notes and accrued interest (Note 6). In connection with these issuances, the Company also issued warrants to purchase 66 additional shares of Series E Preferred Stock with an exercise price of $16.06 per share which expire at the

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

7.	STOCKHOLDERS’ DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK (continued)

earliest of (i) five years after issuance, (ii) immediately upon the closing of the Company’s initial public offering of its securities, or (iii) immediately upon the closing of a sale event. Because the warrants allow the holder to purchase redeemable preferred stock, the warrants were classified as liabilities. At issuance, the Series E warrants were valued at $465, which was estimated using Black-Scholes using the following assumptions: risk free interest rate, 0.91%; expected dividend yield, 0%; expected life, five years; expected volatility, 50.71%. The Company recorded the warrants at their initial grant-date fair value and allocated the remaining net proceeds to the Series E Preferred Stock.

In connection with this Series E Preferred Stock financing in April 2013 and in accordance with the

Company’s amended Certificate of Incorporation, the following shares of Series B, C, D, and E Preferred Stock held by preferred stockholders who did not participate in that financing were converted to common stock:

	Shares of Preferred Stock	Shares of Common Stock
Series B	29	79
Series C	25	76
Series D	145	149
Series E	19	19
		323

The Company has accounted for this transaction as an extinguishment of the preferred stock. Accordingly, the Company recorded an aggregate gain of $6,959 within accumulated deficit equal to the difference between the fair value of the newly issued common stock and the carrying amount of the preferred stock. The gain on extinguishment is reflected in the calculation of net loss attributable to common stockholders in accordance with FASB ASC Topic 260, Earnings Per Share.

At September 30, 2013 and 2012 and March 31, 2014, the shares authorized, issued, and outstanding as well as the liquidation preference for each class of redeemable convertible preferred stock are as follows:

	September 30, 2013
Class	Shares Authorized	Shares Issued	Shares Outstanding	Liquidation Preference
Series E	5,500	4,359	4,340	$69,695
Series D-1	993	832	832	14,281
Series D	2,915	2,915	2,770	47,500
Series A	72	72	72	4,700
Series B	119	119	90	7,675
Series C	161	161	136	14,280

	September 30, 2012
Class	Shares Authorized	Shares Issued	Shares Outstanding	Liquidation Preference
Series E	2,802	2,802	2,802	$45,000
Series D-1	993	832	832	14,281
Series D	2,915	2,915	2,915	50,000
Series A	72	72	72	4,700
Series B	119	119	119	10,080
Series C	161	161	161	16,897

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

7.	STOCKHOLDERS’ DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK (continued)

	March 31, 2014
	(unaudited)
Class	Shares Authorized	Shares Issued	Shares Outstanding	Liquidation Preference
Series E	5,500	4,359	4,340	$69,695
Series D-1	993	832	832	14,281
Series D	2,915	2,915	2,770	47,500
Series A	72	72	72	4,700
Series B	119	119	90	7,675
Series C	161	161	136	14,280

The rights and preferences of the Series A, Series B, Series C, Series D, Series D-1, and Series E Preferred Stock (collectively “Preferred Stock”) are as follows:

Dividends

The holders of Preferred Stock are entitled to receive a dividend when declared by the Board of Directors based on the stockholders pro rata share of the stock outstanding. The dividend accrues only when declared by the Board of Directors. Through March 31, 2014, no dividends have been declared or paid by the Company.

Voting Rights

Each holder of the Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock can be converted. Except as otherwise required by law, the holders of Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the common stock together with such holders of common stock.

Conversion

Each share of the Series A, Series B, Series C, Series D, Series D-1 and Series E Preferred Stock is convertible into 2.4568, 2.7905, 3.0435, 1.0221, 1.0679 and 1 share of common stock, respectively, at the stockholder’s option at any time after the date of issuance subject to adjustment for certain events, as defined in the Certificate of Incorporation. The Preferred Stock will automatically convert to common stock at the then-effective conversion price of such series of Preferred Stock upon the closing of an initial public offering for which the proceeds are at least $50,000 and the price paid by the public for such shares are at least three times the Series E original purchase price of $16.06 per share, subject to adjustment. The holders of Preferred Stock are entitled to anti-dilution protection in which the conversion rate may be reduced upon the occurrence of certain events.

Liquidation Preference

In the event of liquidation, the holders of Series E Preferred Stock will be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any other class of preferred stock and common stock at an amount per share of $16.06, plus all declared and unpaid dividends. Holders of Series D and Series D-1 Preferred Stock will have preferential status over Series A, Series B and Series C Preferred Stock, and common stock, and be paid $17.15 per share. Holders of Series A, Series B, and Series C Preferred Stock shall be paid $64.86, $85.00, and $105.00 per share, respectively, plus all declared and unpaid dividends before payment is made to common stockholders.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

7.	STOCKHOLDERS’ DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK (continued)

If the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of Series E Preferred Stock, the holders will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts in respect to shares held by the holders of Series E Preferred Stock. If the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of Series D and Series D-1 Preferred Stock, the holders will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts in respect to shares held by them. If, after the payment to the holders of Series D and Series D-1 Preferred Stock, the assets of the Company are insufficient to pay the holders of Series A, Series B, and Series C Preferred Stock, the assets will be distributed pro rata to the holders of Preferred Stock in accordance with the respective amounts which would have been distributed to such stockholders if the assets had been sufficient.

Redemption Rights

The Preferred Stockholders, with the approval of a majority of all such Preferred Stockholders, may, by giving notice to the Company on January 12, 2017 and each of the two one-year anniversaries thereafter, require the Company to redeem all of the outstanding shares of Preferred Stock in three equal installments on those same dates.

The redemption price per share shall be equal to $64.86, $85.00, $105.00, $17.15, $17.15 and $16.06 per share for Series A, Series B, Series C, Series D, Series D-1, and Series E Preferred Stock, respectively, plus any declared and unpaid dividends on such shares.

The Preferred Stock is classified outside of stockholders’ equity due to the contingent redemption features but is not considered mandatorily redeemable.

8.	FAIR VALUE MEASUREMENTS

In accordance with U.S. generally accepted accounting standards, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

8.	FAIR VALUE MEASUREMENTS (continued)

The assets or liabilities fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The warrant liability was measured at fair value on a recurring basis and has inputs categorized as Level 3 in the fair value hierarchy. The warrant liability was valued using the Black-Scholes option pricing model. The Company revalued the outstanding Series D-1 and Series E warrants on September 30, 2013 and March 31, 2014 and the Series D-1 warrants on September 30, 2012 using the following assumptions:

	September 30,
	2013	2012	March 31, 2014
			(Unaudited)
Risk-free interest rate	0.5% - 1.3%	0.4% - 0.4%	0.4% - 1.4%
Expected dividend yield	0%	0%	0%
Volatility factor	45.6% - 48.3%	51.3% - 51.5%	49.0% - 53.1%
Expected life of warrant	2.4 years - 4.6 years	3.4 years - 3.5 years	1.9 years - 4.1 years

As the outstanding Series D-1 warrants have a nominal exercise price, the assumptions used as inputs in the model for the remaining contractual term, risk-free interest rate, expected dividend yield and expected volatility had no material impact on the fair value of the warrants.

The table below sets forth a summary of changes in the fair value of the Company’s level 3 liability (warrants) for fiscal years 2013 and 2012 and the six months ended March 31, 2014:

Balance at September 30, 2011	$2,836
Exercise of warrants	(44)
Gain on revaluation of warrants	(1,514)

Balance at September 30, 2012	1,278
Fair value of warrants issued	465
Loss on revaluation of warrants	44

Balance at September 30, 2013	1,787
Loss on revaluation of warrants (unaudited)	1,742

Balance at March 31, 2014 (unaudited)	$3,529

The resulting gain or loss on revaluation was recorded as other income (expense) in the consolidated statements of operations.

Warrants to purchase 225 shares, 160 shares, and 225 shares of Preferred Stock were outstanding for fiscal years 2013 and 2012 and the six months ended March 31, 2014, respectively.

9.	STOCK-BASED COMPENSATION

During calendar year 2005, the Company established the 2005 Stock Option and Incentive Plan (the “Plan”), subsequently amended and restated, under which a maximum of 1,336 shares of the Company’s authorized and available common stock may be issued in the form of incentive stock options and other equity interests.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

9.	STOCK-BASED COMPENSATION (continued)

Under the terms of the Plan, options and other equity interests may be granted to employees, officers, directors, consultants and advisors of the Company. The exercise price of each incentive stock option (“ISO”) or Non-Qualified Stock Option (“NQSO”) shall be the fair market value at the time each option is granted. The Company has granted restricted stock awards, service-based options and performance-based options under the Plan. Service-based options granted under the Plan generally vest as follows: 25% of the shares vest one calendar year from the vesting start date and the remainder vest ratably over the following 36 calendar months. The options granted under the Plan generally expire in 10 years.

The fair value of stock options issued to employees for all periods were measured with the following assumptions:

	Fiscal Year		Six Months Ended
	2013	2012	March 31, 2014	March 31, 2013
			(Unaudited)
Risk-free interest rate	1.1%	1.1%	1.8%	1.1%
Expected dividend yield	0%	0%	0%	0%
Volatility factor	53.6%	51.7%	50.9%	53.6%
Expected life of options	6 years	6 years	6 years	6 years

The weighted-average fair value of stock options granted during the fiscal years 2013 and 2012 and the six months ended March 31, 2014 and 2013, as determined by the Black-Scholes option pricing model, was $1.36, $1.32, $0.88 and $1.36 per stock option, respectively.

During fiscal year 2010, performance-based stock options were granted under the Plan subject to vesting based on the occurrence of certain events. The exercise price for these performance-based options is $6.00 per share. The terms of these stock options are as follows: 1) up to 68 shares will vest upon the earlier of (i) the closing of a Change in Control of the Company; or (ii) the date which is 12 months following the effective date of an initial public offering; 2) 17 shares vested in fiscal year 2012 upon approval by the FDA of a 510(k) to market the Company’s MEVION S250 proton beam radiotherapy system; and 3) 17 option shares vested upon the first customer acceptance of the Company’s MEVION S250 proton beam radiotherapy system in the six months ended March 31, 2014. The Company recorded $24 of compensation expense related to the vesting of these performance-based stock options for fiscal year 2012, based on the probability of vesting.

During fiscal year 2012, performance-based stock options exercisable for 30 shares were granted under the Plan, subject to vesting based on the achievement of certain sales criteria. The exercise price for these performance-based options is $2.69 per share. During fiscal year 2013, 15 of these performance-based stock options were cancelled since the performance metric was not achieved. The Company recorded $(16) and $16 of compensation (income) expense related to the vesting of these performance-based stock options for fiscal years 2013 and 2012, respectively.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

9.	STOCK-BASED COMPENSATION (continued)

As of September 30, 2013, 242 shares were available for grant under the Plan. Stock option activity for all periods is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Life in Years
Outstanding at September 30, 2012	931	$4.90	8.56
Options granted	144	2.69
Options cancelled and forfeited	(29)	5.71

Outstanding at September 30, 2013	1,046	4.57	7.80
Options granted (unaudited)	178	1.76
Options exercised (unaudited)	(2)	4.74
Options cancelled and forfeited (unaudited)	(29)	3.90

Outstanding at March 31, 2014 (unaudited)	1,193	4.17	7.45

Exercisable at September 30, 2013	509	5.92	7.08
Vested and expected to vest at September 30, 2013	1,005	4.58	7.80
Exercisable at March 31, 2014 (unaudited)	613	5.46	6.50
Vested and expected to vest at March 31, 2014 (unaudited)	1,087	4.12	7.51

For the fiscal years 2013 and 2012 and the six months ended March 31, 2014, the Company recorded total stock-based compensation expense in the consolidated statement of operations as follows:

	Fiscal Year		Six Months Ended
	2013	2012	March 31, 2014	March 31, 2013
			(unaudited)
Cost of revenue	$—	$—	$20	$—
Research and development	140	—	25	—
Selling and marketing	13	—	14	—
General and administrative	293	420	70	251

Total	$446	$420	$129	$251

The breakdown of stock-based compensation expense between the various awards types in fiscal years 2013 and 2012 and the six months ended March 31, 2014 was as follows:

	Fiscal Year		Six Months Ended
	2013	2012	March 31, 2014	March 31, 2013
			(unaudited)
Service-based options	$436	$346	$125	$237
Performance-based options	(15)	40	—	(5)
Restricted stock awards	25	34	4	19

Total	$446	$420	$129	$251

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

9.	STOCK-BASED COMPENSATION (continued)

As of September 30, 2013 and March 31, 2014, there was $557 and $545 respectively, of unrecognized compensation expense related to non-vested stock option awards that is expected to be recognized over a weighted-average period of 2.31 years and 2.54 years, respectively.

The total fair value of stock options that vested during fiscal years 2013 and 2012 and the six months ended March 31, 2014 and 2013 was $454, $342, $132, and $215, respectively.

The options had no intrinsic value in any of the periods presented.

To date, the Company has issued 46 shares of restricted stock awards under the Plan and 2 shares of restricted stock awards outside of the Plan.

The following table, including shares granted under the Plan and outside the Plan, summarizes the status of the Company’s non-vested restricted common shares as of September 30, 2013 and 2013 and March 31, 2014 and changes during fiscal year 2013 and the six months ended March 31, 2014:

	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested at September 30, 2012	8	$3.36
Granted	7	2.69
Vested during the year	(6)	3.62

Non-vested at September 30, 2013	9	$2.69
Vested during the year (unaudited)	(2)	2.69

Non-vested at March 31, 2014 (unaudited)	7	$2.69

As of September 30, 2013 and March 31, 2014, there was $27 and $22, respectively, of unrecognized compensation expense related to non-vested restricted common stock that is expected to be recognized over a weighted-average period of 2.81 years and 2.31 years, respectively. The total estimated fair value of restricted common stock vested during fiscal years 2013 and 2012 and the six months ended March 31, 2014 and 2013 were $22, $30, $5, and $14, respectively.

10.	INCOME TAXES

Loss before provision for income taxes was as follows:

	Fiscal Year
	2013	2012
United States	$(37,580)	$(26,133)
Foreign	(1,326)	(403)

Total	$(38,906)	$(26,536)

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

10.	INCOME TAXES (continued)

The following reconciles the differences between income taxes computed at the federal tax rate and the provision for income taxes:

	Fiscal Year
	2013	2012
Expected income tax benefit at the federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(5.2)%	(5.5)%
Non-deductible items and other	0.6%	(1.4)%
Federal and state credits	(2.9)%	(0.9)%
Change in valuation allowance	41.5%	41.8%

	—%	—%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal components of the Company’s net deferred tax assets consisted of the following at September 30, 2013 and 2012:

	September 30,
	2013	2012
Net operating loss carryforwards	$42,645	$28,053
Net capitalized start-up costs	14,030	15,175
Research and Investment Tax Credits	4,964	3,452
Net capitalized R&D expenses	2,641	3,067
Reserves and accruals	4,793	3,850
Depreciation	592	494
Other	351	313

Total deferred tax assets	70,016	54,404
Deferred tax asset valuation allowance	(70,016)	(54,404)

Net deferred tax assets	$—	$—

The Company maintains a valuation allowance related to its deferred tax asset position when management believes it is more likely than not that the net deferred tax assets will not be realized in the future. Our valuation allowance increased by approximately $15,612 during fiscal 2013.

At September 30, 2013, the Company had federal net operating loss carryforwards of approximately $111,102 which begin to expire in calendar year 2025 and state net operating loss carryforwards of approximately $92,237 which begin to expire in fiscal 2014. The Company had federal research and development tax credit carryforwards of approximately $3,226 and $2,079 for fiscal 2013 and fiscal 2012, respectively. The Company also had state research and development tax credit carryforwards of $2,404 and $1,888 for fiscal 2013 and 2012, respectively. These federal and state credits expire at various dates through 2033.

Under the provisions of the Internal Revenue Code (“IRC”), net operating loss and credit carryforwards, and other tax attributes, may be subject to limitation if there has been a significant change in ownership of the Company (as defined by the IRC). The Company has performed an analysis of its carryforwards and has determined that there are no limitations as of September 30, 2013. Future owner or equity shifts, including the initial public offering, could result in limitations on net operating losses and credit carryforwards.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

10.	INCOME TAXES (continued)

The Company’s federal tax returns since calendar year 2004 are open to examination due to unused net operating loss carryforwards generated in those years. The Company’s state returns since calendar year 2008 are similarly open.

In October 2010, the Company received $270 from the Commonwealth of Massachusetts under a Massachusetts Life Sciences Center Tax Incentive agreement. Upon the anticipated achievement of specified annual requirements through fiscal 2015, the Company will recognize income related to the credit ratably over the same period. In both fiscal 2013 and 2012, the Company recognized $54 in other income related to this credit. In August 2011, the Company received another $266 from the Commonwealth of Massachusetts under the same program. However, as of December 31, 2011, the Company did not meet the specified annual requirements and, as a result, the Company was unable to continue to recognize income related to the credit. In fiscal year 2012, the Company repaid the $266 and recognized expense of $40 for previously recognized income related to this credit.

The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates these tax positions on an annual basis. In addition, the Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense. As of September 30, 2013 and 2012, the Company had unrecognized tax benefits related to research credits in the amounts of $1,375 and $1,287, respectively.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	For Year Ended September 30,
	2013	2012
Unrecognized benefit — October 1	$1,287	$1,270
Gross increases — tax positions in prior period positions	24	—
Gross increases — tax positions in current period positions	64	17

Unrecognized benefit — September 30	$1,375	$1,287

11.	NET LOSS PER SHARE

Historical Loss Per Share

Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Unvested restricted stock awards, although legally issued and outstanding, are not considered outstanding for purposes of calculating basic net income per share. Diluted net loss per share is computed using the sum of the weighted average number of common shares outstanding during the period and, if dilutive, the weighted average number of potential shares of common stock, including unvested restricted stock awards and the assumed exercise of stock options. The Company applied the two-class method to calculate its basic and diluted net loss per share available to common stockholders, as its redeemable convertible preferred stock and common stock are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. However, the two-class method does not impact the net loss per share of common stock as the Company was in a net loss position for each of the periods presented and preferred stockholders do not participate in losses.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

11.	NET LOSS PER SHARE (continued)

The calculations of shares used to compute basic and diluted net loss per share are as follows:

	Fiscal Year		Six Months Ended March 31,
	2013	2012	2014	2013
			(unaudited)
Net loss attributable to common stockholders	$(32,606)	$(27,108)	$(22,731)	$(17,217)

Weighted average number of common shares outstanding-basic	275	131	464	133
Effect of dilutive securities:
Stock options, restricted stock awards, preferred stock and preferred stock warrants	—	—	—	—

Weighted average number of common shares outstanding-diluted	275	131	464	133

Basic and diluted net loss per share:	$(118.68)	$(207.10)	$(49.00)	$(129.02)

The Company’s potential dilutive securities, which include stock options, restricted stock awards, preferred stock, and warrants to purchase preferred stock have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding is used to calculate both basic and diluted net loss per share are the same. The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Fiscal Year		Six Months Ended March 31,
	2013	2012	2014	(2013
			(unaudited)
Redeemable convertible preferred shares (as converted)	8,904	7,670	8,904	7,670
Options to purchase common stock	1,046	931	1,193	1,075
Preferred stock warrants (as converted)	236	171	236	171
Restricted stock awards	10	8	8	13

Unaudited Pro Forma Loss per Share

Upon closing of the IPO contemplated in this Form S-1, all shares of redeemable convertible preferred stock will automatically convert into 8,904 shares of common stock. The unaudited pro forma net loss per share, basic and diluted, for the fiscal year 2013 and the six month period ending March 31, 2014 has been computed to give effect to the redeemable convertible preferred stock conversions as if such conversions had occurred on October 1, 2012 or the date of issuance, if later. The unaudited pro forma net income attributable to common stockholders used in the calculation of unaudited basic and diluted pro forma net loss per share attributable to common stockholders does not include the effects of the accretion to redemption value of the redeemable convertible preferred stock and the gain on extinguishment of redeemable convertible preferred stock because it assumes that the conversion of the redeemable convertible preferred stock had occurred at the beginning of the period.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

11.	NET LOSS PER SHARE (continued)

A reconciliation of the numerator and denominator used in the calculation of unaudited pro forma basic and diluted loss per share is as follows:

	Unaudited Pro forma
	Fiscal Year 2013	Six Months Ended March 31, 2014
Net loss	$(38,906)	$(22,350)

Weighted average number of common shares outstanding-basic	275	464
Pro forma adjustment for assumed conversion of redeemable convertible preferred stock	8,190	8,904

Number of shares used for pro forma basic EPS computation	8,465	9,368
Dilutive effect of share equivalents resulting from stock options and warrants	—	—

Number of shares used for pro forma dilutive EPS computation	8,465	9,368

Pro forma basic and diluted net loss per share:	$(4.60)	$(2.39)

12.	EMPLOYEE BENEFIT PLAN

The Company has an employee benefit plan under Section 401(k) of the IRC (the “401(k) Plan”). The 401(k) Plan allows employees to make pretax contributions up to the maximum allowable amount set by the Internal Revenue Service. Under the 401(k) Plan, the Company may match a portion of the employee contribution. The Company has not made any contributions to the 401(k) Plan since its inception.

13.	RELATED PARTY TRANSACTIONS

The Company has a vendor (“Shareholder A”) that has a minor ownership interest in the Company of less than 5% at September 30, 2013 and 2012 and March 31, 2014. During fiscal years 2013 and 2012 and the six months ended March 31, 2014 and 2013, the Company purchased materials and value added services with a total cost of $2,426, $3,026, $1,568, and $1,307, respectively, from Shareholder A. In addition, at March 31, 2014 the Company has entered into purchase commitments with Shareholder A for the fiscal year ended September 30, 2014 of approximately $2,861 (see Note 15).

The Company also has a customer (“Shareholder B”) that has a minor ownership interest in the Company of less than 1% at March 31, 2014. In calendar year 2007, Shareholder B contracted with the Company to purchase three MEVION S250’s along with the installation of each system. The Company has received $3,000 of non-refundable deposits from Shareholder B for these contracts.

In calendar year 2008, the Company entered into a System Development and Supply Agreement (the “Development Agreement”) with a vendor (“Shareholder C”), who has a minor ownership interest in the Company of less than 1% at March 31, 2014. Through September 30, 2013, the Company has paid $750 to Shareholder C for services under the Development Agreement. Shareholder C is required to pay a royalty to the Company under the Development Agreement for each system Shareholder C sells with the developed software interface to the MEVION S250.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

14.	GEOGRAPHIC DATA

The Company operates in one operating segment. Total long-lived assets held outside of the United States were immaterial for all periods presented.

15.	COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Leases and Other Commitments

The Company entered into a three year operating lease agreement for its research and administrative facility commencing in April 2012. During fiscal year 2013, the lease term was extended through March 2016. At September 30, 2013, the Company had an asset retirement obligation of approximately $111 and $177, respectively, included in other non-current assets and other non-current liabilities in the consolidated balance sheets to return the facility to its original condition. At March 31, 2014, the Company had an asset retirement obligation of approximately $99 and $214, respectively, included in other non-current assets and other non-current liabilities in the consolidated balance sheets to return the facility to its original condition. Amortization expense of the related asset in fiscal year 2013 and the six months ended March 31, 2014 and 2013 was $44, $12, and $25, respectively.

During fiscal year 2012, the Company also entered into office lease agreements in the United Kingdom for a one year term and Japan for a two year term.

Rental expense under operating leases was $1,416, $1,305, $726 and $730 for fiscal years 2013 and 2012 and the six months ended March 31, 2014 and 2013, respectively. At September 30, 2013, the future minimum lease payments under the non-cancelable leases are as follows:

Fiscal Year
2014	$1,420
2015	1,394
2016	709

$3,523

At March 31, 2014, the Company had certain purchase commitments for fiscal year 2014, fiscal year 2015, and fiscal year 2016 amounting to $6,906, $5,131, and $4,512, respectively, some of which require the Company to purchase multiple pieces of equipment and to enter into one year service agreements for such equipment. The deposits on inventory purchases at September 30, 2013, September 30, 2012, and March 31, 2014 of $1,858, $3,729, and 1,481, respectively, are non-refundable.

Contract Loss Accruals

The Company regularly evaluates customer contracts for situations where the estimated costs to fulfill contractual obligations (typically equipment installation, and related service) exceed the expected total contract revenue. Any such amounts are recorded as charge to the consolidated statements of operations and are allocated between inventory writedowns and contract loss accruals. During fiscal years 2013 and 2012, the Company recorded charges to research and development in the consolidated statements of operations of $2,434 and $221, respectively. During the six months ended March 31, 2014, the Company recorded a charge in the consolidated statements of operations of $2,221, of which $1,520 was recorded to cost of revenue and $701 was recorded to research and development. The charge recorded in the six months ended March 31, 2014 includes $1,593 arising under the contracts with Shareholder B.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

15.	COMMITMENTS, CONTINGENCIES, AND GUARANTEES (continued)

Legal Claims

From time to time, the Company may be exposed to litigation in connection with its products and operations. The Company’s policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses, and to provide such losses and related disclosures when appropriate.

In December 2010, Massachusetts Institute of Technology (“MIT”) filed two lawsuits in federal district court against the Company. In the first lawsuit MIT alleged that a patent of the Company should be corrected to add one of its staff as a co-inventor. That same lawsuit requested that MIT be declared the owner of the Company patent. Litigation was completed on December 17, 2012 when the special master ruled in favor of the Company as sole inventor. On March 4, 2013, the court formally adopted the Special Master’s Report in its entirety as an order of the court. The court also entered a final judgment expressly confirming that the Company remains the sole owner of the patent. The outcome of the litigation does not affect the Company’s right to use the patent or result in any further obligation to the Company.

In the second lawsuit, MIT alleged that the Company infringed three MIT patents based on the claim that the Company was no longer licensed under those patents and that the Company breached a research contract between the parties. The second lawsuit was settled in fiscal year 2011 and the Company paid $888, which was recorded in research and development expense in the consolidated financial statements during that year.

In connection with the settlement, the Company entered into a license agreement (the “License Agreement”) with MIT which was effective on June 30, 2011. The License Agreement required a license issue fee of $300 which was paid in calendar year 2011 and future minimum license fees due each fiscal year until the expiration or termination of the last valid claim within the patent rights, which is currently estimated to be in fiscal year 2027, unless terminated earlier based on provisions in the License Agreement. The License Agreement also requires a royalty to be paid by the Company based on sales and sub-license income. The license fees may be credited against royalties payable to MIT in the year in which they are earned.

The Company is expensing the license payments made in the period they are due unless they are estimated to be used as a credit against a future royalty. During fiscal years 2013 and 2012, the Company paid license fees and the only milestone payment under the License Agreement for the receipt of FDA approval of the MEVION S250 of $250 and $600, respectively, which were recorded in research and development expense in the consolidated statements of operations for fiscal years 2013 and 2012, respectively. No milestone payments were made during the six month period ending March 31, 2014. The Company recognized royalty expense of $375 paid to MIT during the six month period ending March 31, 2014 which was recorded in cost of revenue in the consolidated statements of operations.

Mevion Medical Systems, Inc. and Subsidiaries

Notes to consolidated financial statements (continued)

Amounts as of March 31, 2014 and for the six months ended March 31, 2014 and 2013 are unaudited

(In thousands, except per share data)

15.	COMMITMENTS, CONTINGENCIES, AND GUARANTEES (continued)

At September 30, 2013, future minimum license fees due to MIT and another unrelated party under license agreements are as follows:

Fiscal Year
2014	$450
2015	575
2016	575
2017	500
2018	500
Thereafter	4,500

$7,100

16.	RISKS AND UNCERTAINTIES

The Company is subject to risks common to companies in the medical device industry. These risks, which could have a material and negative impact on the Company’s business, financial condition, and results of operations, include, but are not limited to, loss of any significant customer, patent infringement, dependence on key suppliers, and United States and foreign regulatory clearances and approvals.

17.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of this prospectus and determined that no additional subsequent events occurred that would require recognition in the consolidated financial statements or disclosure in the notes thereto.